EXHIBIT 2.4.4

THIRD AMENDMENT TO

AGREEMENT AND PLAN OF REORGANIZATION

This Third Amendment to the Agreement and Plan of Reorganization, dated as of December 12, 2005 (the “Amendment”) is entered into by and among DPAC Technologies Corp., a California corporation (“DPAC”), DPAC Acquisition Sub, Inc., an Ohio corporation (“DPAC Sub”), and QuaTech, Inc., an Ohio corporation (“QuaTech”).

RECITALS

WHEREAS, the parties entered into that certain Agreement and Plan of Reorganization, dated April 26, 2005 (the “Original Agreement”), whereby DPAC, DPAC Sub and QuaTech agreed to engage in a business combination transaction following which QuaTech will become a wholly-owned subsidiary of DPAC (the “Transaction”);

WHEREAS, the parties entered into that certain First Amendment to Agreement and Plan of Reorganization (the “First Amendment”) on August 5, 2005, and that certain Second Amendment to Agreement and Plan of Reorganization (the “Second Amendment”) on October 20, 2005 each thereby amending certain provisions of the Original Agreement (such Original Agreement, as amended by the First Amendment and the Second Amendment being referred to hereinafter as the “Merger Agreement”);

WHEREAS, since the signing of the Merger Agreement, the circumstances of each of DPAC and QuaTech have changed, such that certain closing conditions to the Transaction and certain other terms are no longer feasible or applicable;

WHEREAS, the parties desire to amend the Merger Agreement to reflect the foregoing; and

WHEREAS, the Board of Directors of each of DPAC, DPAC Sub and QuaTech believe that as of the date hereof it is in the best interests of each of their respective companies to proceed with the Transaction, as set forth in the Merger Agreement as amended hereby.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Reverse Split. Contrary to the Recitals in the Original Agreement, it is no longer contemplated by the parties that prior to the Effective Time DPAC will effect a reverse split of its Common Stock. Thus, all references to Reverse Split in the Merger Agreement are hereby deleted.

2. Creighton K. Early Employment Agreement. Creighton K. Early, the Chief Executive Officer of DPAC, will not continue as an employee of DPAC or the Surviving Corporation from and after the Effective Time. Mr. Early will continue to serve as a Director of DPAC after the Effective Time and remain a member of the DPAC Reconstituted Board. Thus, Section 6.2(c) of the Merger Agreement is hereby amended to read in its entirety:

(c) Employment Agreement. DPAC shall have executed and delivered the Employment Agreement with Steven D. Runkel effective as of the Effective Time and substantially in the form attached hereto as Exhibit D.

All references to Exhibit E. are hereby removed from the Merger Agreement.

3. Effect of Merger Agreement. Except as specifically amended hereby, the Merger Agreement shall remain in full force and effect.

4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of laws principles.

5. Entire Agreement. This Amendment, together with the Merger Agreement and the License Agreement as amended by the License Amendment, constitutes the complete, final and exclusive understanding and agreement of the parties and supersedes any and all prior or contemporaneous negotiations, correspondence, understandings and agreements, whether oral or written, between the parties with respect to the subject matter hereof.

6. Use of Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement as amended.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Third Amendment to the Agreement and Plan of Reorganization by their respective duly authorized officers as of the date first written above.

DPAC TECHNOLOGIES CORP.

By:	/s/ CREIGHTON K. EARLY
Name: Creighton K. Early Title: Chief Executive Officer

DPAC ACQUISITION SUB, INC.

By:	/s/ CREIGHTON K. EARLY
Name: Creighton K. Early Title: Chief Executive Officer

QUATECH, INC.

By:	/s/ STEVEN D. RUNKEL
Name: Steven D. Runkel Title: Chief Executive Officer

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